AMENDMENT NUMBER 1 TO
                     AMENDED AND RESTATED SECURITY AGREEMENT


                  AMENDMENT NUMBER 1 TO AMENDED AND RESTATED SECURITY AGREEMENT (this "Amendment"), dated as of August 31, 2000 by and among UNION ACCEPTANCE FUNDING CORPORATION, an Indiana corporation, as Seller (in such capacity, the "Seller"), UAFC CORPORATION, a Delaware corporation, as debtor (in such capacity, the "Debtor"), UNION ACCEPTANCE CORPORATION, an Indiana corporation ("UAC"), individually and in its capacity as collection agent (in such capacity, the "Collection Agent"), ENTERPRISE FUNDING CORPORATION, a Delaware corporation (the "Company"), MBIA INSURANCE CORPORATION, a New York stock insurance company, as financial guaranty insurer (the "Insurer") and BANK OF AMERICA, N.A., a national banking association ("Bank of America"), individually and as collateral agent for the Company, the Bank Investors, and the Insurer (in such capacity, the "Collateral Agent") amending that certain Security Agreement dated as of May 12, 2000 (the "Security Agreement").

                  WHEREAS, the parties hereto mutually desire to make certain amendments to the Security Agreement as hereinafter set forth.

                  NOW, THEREFORE, the parties hereby agree as follows:

                  SECTION 1. Defined Terms. As used in this Amendment, and except as otherwise provided in this Section 1, capitalized terms shall have the same meanings as signed thereto in the Security Agreement.

          (a) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Commitment Termination Date" and replacing it with the following (solely for convenience changed language is italicized):

                  ""Commitment Termination Date" shall mean August 30, 2001, or such later date to which the Commitment Termination Date may be extended by the Debtor, the Agent and the Bank Investors not later than 30 days prior to the then current Commitment Termination Date."

          (b) Section 1.1 of the Security Agreement is hereby amended by deleting the word "and" appearing at the end of clause (xiii) of the definition of "Eligible Receivable, " deleting the "." at the end of clause (xiv) of such definition and replacing it with "; and" and adding to such definition a new clause (xv) as follows:

                  "(xv) with respect to any Receivable that is an Undocumented Receivable, all documentation required to be received after the origination of such Receivable pursuant to the Credit and Collection Policy has been received and accepted by the Collection Agent within twenty (20) days following the date of the initial draft drawn by the originating dealer on UAC in connection with the origination of such Receivable."

          (c) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Non-Prime Percentage" and replacing it with the following:

                  ""Non-Prime   Percentage"  shall  mean  100%  less  the  Prime
Percentage".

          (d) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Noteholder's Percentage" and replacing it with the following (solely for convenience changed language is italicized):

                  ""Noteholder's Percentage" shall mean an amount equal to 98.25% less the product of (i) 2, and (ii) the amount, if any, by which the Target Net Yield exceeds the Net Yield as of the most recent Determination Date. The Noteholder's Percentage shall initially equal 98.25%."

          (e) Section 1.1 of the Security Agreement is hereby amended by adding thereto in the proper alphabetical location a definition of "Prime Percentage" which shall be as follows:

                  ""Prime Percentage" shall mean a percentage (not greater than 100%) equal to a fraction where (i) the numerator shall equal the Net Receivables Balance of all Prime Receivables and (ii) the denominator shall equal the Net Investment minus the amount on deposit in the Prefunding Account."

          (f) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Receivables" and replacing it with the following (solely for convenience changed language is italicized):

                  ""Receivable" shall mean indebtedness owed to the Debtor by an Obligor (without giving effect to any transfer hereunder) under a Contract which is a Prime Receivable or a Non-Prime Receivable, whether constituting an account, chattel paper, instrument or general intangible, arising out of or in connection with the sale of new or used automobiles, vans or light-duty trucks or the rendering of services by the originating dealer in connection therewith, and includes the right of payment of any Finance Charges and other obligations of the Obligor with respect thereto. Notwithstanding the foregoing, once the Collateral Agent has released its security interest in a Receivable and the related Contract pursuant to Section 2.7 or
         Section 2.15 hereof, it shall no longer constitute a Receivable hereunder. The term "Receivable" specifically excludes Modified Receivables."

          (g) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Required Reserve Account Percentage" and replacing it with the following:

                  ""Required   Reserve  Account   Percentage"   shall  mean  the
         percentage specified in the following table corresponding to the Non-Prime Percentage:

           Non-Prime Percentage       Required Reserve Account Percentage
           2.51% or greater           1.25%
           0.0 to 2.50%               1.00%"

          (h) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Take-Out" and replacing it with the following (solely for convenience changed language is italicized):

                  ""Take-Out" shall mean the release, pursuant to Section 2.15(a) or 2.15(d), excluding releases due to Warehouse Transfers, by the Collateral Agent of Receivables and the Contracts related thereto. In order to qualify as a "Take-Out", the Take-Out Percentage shall be no greater than 25%."

          (i) Section 1.1 of the Security Agreement is hereby amended by deleting the definition of "Termination Date" and replacing it with the following (solely for convenience changed language is italicized):

                  ""Termination Date" shall mean the earliest of (i) that Business Day designated by the Debtor to the Agent as the Termination Date at any time following 60 days' written notice to the Agent, (ii) the date of termination of the liquidity commitment of the Liquidity Provider under the Liquidity Provider Agreement, (iii) the date of termination of the commitment of the Credit Support Provider under the Credit Support Agreement, (iv) the day on which a Termination Event occurs pursuant to Section 7.1, (v) two business days prior to the Commitment Termination Date, or (vi) August 30, 2001, unless extended prior to such date pursuant to a Revolving Period Extension (as defined in the Insurance Agreement)."

                  SECTION 2. Amendment to Section 2.3(a). Section 2.3(a) of the Security Agreement is hereby amended by deleting such paragraph and replacing it with the following (solely for convenience added language is italicized):

                  "(a) On each Determination Date, the Collection Agent shall allocate all Collections received during the preceding Settlement Period as Receipts of Interest or Receipts of Principal. On each Remittance Date, Receipts of Interest plus all earnings during the related Settlement Period on amounts on deposit in the Prefunding Ac count to the extent not required pursuant to Section 2.11 to be distributed to the Col lection Agent in reimbursement for previously advanced Interest Reserve Advances plus all amounts deposited in the Prefunding Interest Reserve Account with respect to the related
         Settlement Period (together with any earnings thereon during such Settlement Period) plus any Interest Reserve Advance made by the Collection Agent on such Remittance Date pursuant to Section 2.11 plus any payments to the Debtor under an Acceptable Hedging Arrangement (it being understood that prior to a Termination Event and provided that Acceptable Hedging Arrangements are in place, proceeds from the termination of any Acceptable Hedging Arrangements in connection with a Securitization or Warehouse Transfer will be released to the Debtor and not constitute "Available Funds") plus all amounts to be applied pursuant to Section 2.14(c)(ii)(y) (the aggregate of such amounts in respect of any remittance date, the "Available Funds") shall be applied, without duplication, by the Collection Agent as follows: "

                  SECTION 3. Amendment to Section 2.7(b). Section 2.7(b) of the Security Agreement is hereby amended by deleting such paragraph and replacing it with the follow ing: "[RESERVED]".

                  SECTION 4. Amendment to Section 2.13(a). Section 2.13(a) of the Security Agreement is hereby amended by deleting such paragraph and replacing it with the follow ing: (solely for convenience changed language is italicized):

                  "(a) On the day of the Initial Funding with respect to all Receivables recorded on the Collection Agent's master servicing records as of such day and on any Business Day thereafter on which a Receivable is recorded on the Collection Agent's master servicing records, the Debtor shall deposit into the Yield Supplement Account for each such Receivable with respect to which the related Contract provides for interest to accrue thereunder at a rate less than the Minimum Required APR (determined as of the date of such recordation on the Collection Agent's master servicing records) an amount (each such amount, a "Required Yield Deposit Amount") equal to the product of (i) the number of monthly payments originally required under such Contract and (ii) an amount equal to (x) the scheduled monthly payment on such Contract which would be required to be made by the Obligor thereunder if such Contract had a rate per annum equal to the Minimum Required APR minus
         (y) the scheduled monthly payment on such Contract which would be required to be made by the Obligor thereunder if such Contract had a rate per annum equal to the rate set forth in such Contract. Notwithstanding the foregoing, no Required Yield Deposit Amount need be deposited to the Yield Supplement Account until the total amount of all undeposited Required Yield Deposit Amounts equals or exceeds $10,000."

                  SECTION 5. Amendment to Section 2.14(c)(ii). Section 2.14(c)(ii) of the Security Agreement is hereby amended by deleting such paragraph and replacing it with the following: (solely for convenience changed and added language is italicized):

                  "(ii) In the event  that on any  Remittance  Date,  any day on which a  Take-Out  occurs  or any day on  which  a  Warehouse  Transfer occurs, after giving effect to clause (c)(i) above, the amount on deposit in the Reserve Account (calculated as of the related Determination Date or the date of the Take-Out, as applicable) exceeds the Required Reserve Account Amount, the Collateral Agent shall (x) if no Termination Event shall have occurred, release to the Debtor an amount equal to the excess of the amount on deposit in the Reserve Account over the Required Reserve Account Amount and (y) if a Termination Event shall have occurred, apply as part of Available Funds pursuant to Section 2.3 an amount equal to the excess of the amount on deposit in the Reserve Account over the Required Reserve Account Amount."

                  SECTION 6. Limited Scope. This amendment is specific to the circumstanc es described above and does not imply any future amendment or waiver of rights allocated to the Debtor, the Collection Agent, the Agent, the Administrative Agent, the Insurer or the Collateral Agent under the Security Agreement.

                  SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  SECTION 8. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  SECTION 9. Ratification. Except as expressly affected by the provisions hereof, the Security Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Security Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Security Agreement as amended by this Amendment.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment Number 1 as of the date first written above.

                                        ENTERPRISE FUNDING CORPORATION,
                                          as Company

                                        By: /s/ Bernard J. Angelo
                                            Name: Bernard J. Angelo
                                            Title:


                                        UAFC CORPORATION,
                                          as Debtor

                                        By: /s/ Leeanne W. Graziani
                                            Name: Leeanne W. Graziani
                                            Title:


                                        UNION ACCEPTANCE FUNDING
                                          CORPORATION, as Seller

                                        By: /s/ Maureen A. Schoch
                                            Name: Maureen A. Schoch
                                            Title:

                                        UNION ACCEPTANCE CORPORATION,
                                          individually and as Collection Agent



                                      By: /s/ Melanie S. Otto
                                          Name: Melanie S. Otto
                                          Title:


                                      BANK OF AMERICA, N.A.,
                                        individually and as Collateral Agent
                                       and Bank Investor

                                      By: /s/ Michelle M. Heath
                                          Name: Michelle M. Heath
                                          Title:


                                      MBIA INSURANCE CORPORATION, as
                                        Insurer

                                      By: /s/ Nicholas Sourbis
                                          Name: Nicholas Sourbis
                                          Title: